Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

LENNOX INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, that may be issued under the Lennox International Inc. 2022 Employee Stock Purchase Plan	457(c) and 457(h)	1,000,000	$207.09 (3)	$207,090,000 (3)	0.0000927	$19,197.24
Total Offering Amounts							$19,197.24
Total Fee Offsets							N/A
Net Fee Due							$19,197.24

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable under the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(2)	Represents shares of common stock, $0.01 par value per share, of the Registrant issuable pursuant to the 2022 ESPP being registered hereon.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on May 18, 2022.